EXHIBIT  10(iii).8

October 29, 1993

Mr. Larry M. Hart
1401 Lincoln Lane
Newport Beach, CA 92660

Dear Larry:

     I am pleased to confirm our offer of employment with International Technology Corporation as Senior Vice President and
Chief Operating Officer at our headquarters in Torrance, California. Your annual salary will be $300,000 which is paid at the rate of $12,500 semi-monthly.

     You will be eligible to participate in the IT Bonus Plan for FY 1994 with a target bonus of 50% salary. For FY 1994, and FY
1995, you will be guaranteed a minimum bonus award of $100,000 each year, payable after the close of each fiscal year.

     You  will be eligible to participate in the Company's Long-
Term Incentive Compensation Plan at a current target level of 50% of salary. This Plan is currently being restructured.

     In addition to the above compensation elements, the Company will also:

     . Grant to you an option to purchase 180,000 shares of IT common stock to vest in 25% increments over four years with full vesting occurring on the fourth hire date anniversary. The exercise price will be equal to the fair market value of the stock on date of hire. The Company will guarantee that you will be granted at least 30,000 additional stock options annually, commensurate with your first, second, and third anniversaries with IT. The Compensation Committee has the discretion to accelerate the vesting of the options if an unfriendly change of control were to occur.

     . Enter into a rolling two year change of control Severance Agreement with you similar to those entered into with the other senior executives of the Company.

     . Allow you to participate in the automobile allowance program and receive an allowance of $4,350 per year. You should note that the top four executives are currently not taking this benefit.
Mr. Larry M. Hart
October 29, 1993
Page 2

     . Pay dues and reimburse all business related expenses for membership in a Country Club, such as Virginia Country
           Club.

     . Reimburse you for up to $4,000 per year for actual expenses related to tax and financial counseling and tax preparation.

     As an employee of IT Corporation, you will be eligible to receive a variety of standard benefits, including health and life insurance, effective in accordance with plan provisions. Details of these plans will be presented during your orientation. As an officer of the Company, you will also be entitled to participate in the Executive Medical Program providing 100% medical coverage with up to $10,000.

     Following one year of service, you will become a participant in the IT Corporation Retirement Plan. The Plan provides for a minimum guaranteed annual company contribution, subject to statutory limits, of 4% of salary, and additional profit sharing contributions at the discretion of the Board of Directors. The Plan also contains a voluntary 401(k) feature. All Company contributions vest at the rate of 20% per year after becoming eligible for the Plan. Therefore, all benefits are fully vested after six (6) years of service.

     If you decide to relocate closer to the Torrance headquarters, you will be reimbursed for the following:

     . Closing costs on the sale of the Newport Beach house, including but not limited to real estate commission.

     .     All moving expenses and other costs of relocation.

     . Reimbursement of estimated federal taxes caused by the above relocation reimbursements.

     In addition, if you relocate to the South Bay area, and sell your Newport Beach home, the Company will request the Compensation Committee of the Board of Directors to authorize an interest free relocation loan of up to $200,000, but not to exceed 25% of the purchase price of the new home. Such a loan would be amortized over ten (10) years with the Company forgiving five (5) percent of the principal amount on December 31 of each year for ten (10) years and five (5) percent of the loan would be repaid from annual bonus awards. If no bonus award is made in a year, then the five (5) percent principal payment will not be due until the end of the ten
(10) year loan period and shall not accrue interest until the end of the ten (10) year period.
Mr. Larry M. Hart
October 29, 1993
Page 3


     In the event you are terminated within your first two (2) years of employment for other than "cause" you will receive severance of no less than one year's base salary, and an amount equal to your actual bonus for the most recently completed fiscal year, or at least $100,000 if such termination occurs before March 31, 1994. In addition, the stock options discussed earlier in this letter, will become fully vested.

     This offer is contingent upon successful completion of a physical examination and drug screen, and providing adequate documentation that you are legally entitled to work in the United
States.

     We are looking forward to having you join International
Technology Corporation, and are confident that you will find this a rewarding and exciting opportunity. I personally look forward to working closely with you in the years ahead. Please call me if I can be of any assistance.

                                      Sincerely,

                                      ROBERT B. SHEH

                                      Robert B. Sheh

Accepted:    LARRY M. HART
         -----------------
    Date:  November 4, 1993